UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. 2)

Under the Securities Exchange Act of 1934

Pacific Drilling S.A.
(Name of Issuer)

Common shares, par value $0.01 per share
(Title of Class of Securities)

L7257P205
(CUSIP Number)

December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. L7257P106	13G	Page 2 of 9

1	NAMES OF REPORTING PERSONS
Avenue Capital Management II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)	See Disclosure in Item 4 of this Amendment.

CUSIP No. L7257P106	13G	Page 3 of 9

1	NAMES OF REPORTING PERSONS
Avenue Capital Management II GenPar, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)	See Disclosure in Item 4 of this Amendment.

CUSIP No. L7257P106	13G	Page 4 of 9

1	NAMES OF REPORTING PERSONS
Avenue Europe International Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)	See Disclosure in Item 4 of this Amendment.

CUSIP No. L7257P106	13G	Page 5 of 9

1	NAMES OF REPORTING PERSONS
Avenue Europe International Management GenPar, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)	See Disclosure in Item 4 of this Amendment.

CUSIP No. L7257P106	13G	Page 6 of 9

1	NAMES OF REPORTING PERSONS
Marc Lasry

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	See Disclosure in Item 4 of this Amendment.

CUSIP No. L7257P106

This Amendment No. 2 (this “Amendment”) to the Schedule 13G filed on February 14, 2019 (as amended by Amendment No. 1 filed on February 12, 2020) (the “Schedule 13G”) is being filed on January 15, 2021 on behalf of Avenue Capital Management II, L.P. (“Avenue Capital Management”), Avenue Capital Management II GenPar, LLC, Avenue Europe International Management, L.P., Avenue Europe International Management GenPar, LLC and Marc Lasry (collectively, the “Reporting Persons”) relating to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Pacific Drilling S.A. (the “Issuer”).

ITEM 1.

(a)	Name of Issuer: Pacific Drilling S.A.

(b)	Address of Issuer’s Principal Executive Offices: 8-10 Avenue de la Gare, L-1610 Luxembourg

ITEM 2.

(a)	Name of Person Filing:

This Amendment is being filed jointly by the Reporting Persons.

(b)	Address of Principal Business Office, or if None, Residence:

The address of the business of each of the Reporting Persons is:

c/o Avenue Capital Management II, L.P.
11 West 42nd Street, 9th Floor
New York, New York 10036

(c)	Citizenship: See Item 4 on each cover page hereto.

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: L7257P106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.	OWNERSHIP.

(a)	This Amendment is being filed on behalf of the Reporting Persons. As of December 31, 2020, the Reporting Persons beneficially owned zero (0) shares of the Issuer’s Common Stock.

(b)	Percent of Class: 0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 4(a) above.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 15, 2021

AVENUE CAPITAL MANAGEMENT II, L.P.

By:	Avenue Capital Management II GenPar, LLC, its general partner

By:	/s/ Andrew K. Schinder as attorney-in-fact
	Name:	Marc Lasry
	Title:	Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC

By:	/s/ Andrew K. Schinder as attorney-in-fact
	Name:	Marc Lasry
	Title:	Managing Member

AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P.

By:	Avenue Europe International Management GenPar, LLC, its general partner

By:	/s/ Andrew K. Schinder as attorney-in-fact
	Name:	Marc Lasry
	Title:	Managing Member

AVENUE EUROPE INTERNATIONAL MANAGEMENT GENPAR, LLC

By:	/s/ Andrew K. Schinder as attorney-in-fact
	Name:	Marc Lasry
	Title:	Managing Member

MARC LASRY

By:	/s/ Andrew K. Schinder as attorney-in-fact